Supplement A-7

National Grid General Partnership
Balance sheet
at March 31, 2004

$m
Fixed assets
Investment	4,626

Net assets employed	4,626

Capital and reserves
Partnership capital	3,798
Profit and loss account	828
Partners' funds	4,626

Reconciliation of partners' funds to US GAAP

Partners' funds under UK GAAP	4,626

Adjustments to conform with US GAAP
Investments in subsidiaries, at equity	(663)

Partners' funds under US GAAP	3,963

The balance sheet is prepared under UK GAAP.

National Grid General Partnership
Cash flow statement
for the year ended March 31, 2004

There were no cash flows in the year

National Grid General Partnership
Profit and loss account
for the year ended March 31, 2004

$m

Operating costs

Operating profit - continuing operations	-

Profit on sale of fxed asset investments

Profit before interest and tax	-

Dividends received
Net interest

Profit on ordinary activities before taxation	-

Taxation	48

Profit on ordinary activities after taxation being retained profit	48

Reconciliation of net income to US GAAP

Profit on ordinary activities after taxation under UK GAAP	48

Adjustments to conform with US GAAP:
Equity in income of companies	119

Net profit under US GAAP	167

The profit and loss account is prepared under UK GAAP.

National Grid General Partnership
Profit and loss reserve
for the year ended March 31, 2004

	$m

At April 1, 2003	780

Retained profit for the year	48

At March 31, 2004	828

Reconciliation of profit and loss reserve to accumulated losses under US GAAP

Profit and loss reserve under UK GAAP at March 31, 2003	828

Adjustments to conform with US GAAP
Equity in income of companies	(37)

Accumulated losses under US GAAP at March 31, 2004	791	*

* Includes cumulative other comprehensive losses of $(178)m